EXHIBIT 10.1
SECOND AMENDMENT TO STOCK SALE AGREEMENT
     THIS SECOND AMENDMENT TO STOCK SALE AGREEMENT (this “Amendment”), dated as of September 14, 2009, is by and among AVASTRA SLEEP CENTRES LIMITED (in liquidation) f/k/a Avastra, Ltd., an Australian corporation (“Parent”), AVASTRAUSA, INC., a Delaware corporation (“Seller”), and SDC HOLDINGS, LLC, an Oklahoma limited liability company (“Buyer”).
     A. Parent, Seller and Buyer are parties to that certain Stock Sale Agreement, dated August 19, 2009 (the “Original Agreement”).
     B. The parties amended the Original Agreement pursuant to that certain First Amendment to Stock Sale Agreement dated August 23, 2009, pursuant to which Buyer acquired the Somni Stock and will acquire the Eastern Stock (the “First Amendment”). The Original Agreement as amended by the First Amendment is referred to herein as the “Agreement”.
     C. The parties desire to amend the Agreement as set forth in this Amendment.
     D. Capitalized terms used in this Amendment unless otherwise defined in this Amendment shall have the meaning given to such terms in the Agreement.
     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows
     1. Section 3(b) of the Agreement. The parties agree that paragraph (ii) of subsection (b) of Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following:
“(ii) US$1,156,000 in cash to be paid at the direction of Seller to Parent on the closing of the acquisition of the Eastern stock; and”
     2. Section 3(b) of the Agreement.
          (a) The parties agree that paragraph (iii) of subsection (b) of Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following:
“(iii) an amount of US$1,344,000 to be paid at the direction of Seller to Parent in the form of common stock of Graymark Healthcare, Inc. based on the average of the closing NASDAQ sale price for the common stock for the twenty (20) trading days prior to the closing on the Eastern Stock.”
          (b) The parties agree that the paragraph immediately following paragraph (iii) of subsection (b) of Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following:

“The common stock issued as consideration for the Eastern Stock under (iii) above will be subject to a 12-month lockup agreement that will prohibit the transfer of the shares for a period of twelve months, and for the next twelve months, Parent may only transfer 25% of the shares in any three month period. Graymark will allow a representative of Parent to be an advisory (non-voting) member of Graymark’s board of directors (the “Advisory Director”) provided, however, that such representative must be reasonably acceptable to the Chairman of the Board of Directors of Graymark. Such Advisory Director shall be entitled to all notices of and written consents in lieu of meetings and may attend all meetings of directors. All fees, costs and expenses associated with such Advisory Director’s attendance at all meetings of directors, including, but not limited to, roundtrip commercial first class airfare, accommodations at a hotel of such Advisory Director’s reasonable choosing and reimbursement for any meals and other transportation expenses reasonably incurred by the Advisory Director in connection with his or her attendance at such meetings of directors, shall be paid by Graymark up to a maximum of US$5,000 per meeting. Parent’s right to have the Advisory Director shall terminate at such time as Parent owns less than 100,000 shares of the Graymark Stock.”
     3. Section 6(a) of the Agreement. The parties agree that Section 6(a) of the Agreement is replaced in its entirety by Section 4 of the First Amendment (as amended by this Amendment) and by Section 5 and Section 6 of this Amendment.
     4. Section 4 of the First Amendment. The first four paragraphs (everything before subsection (a) of Section 4) of the First Amendment are hereby deleted in their entirety and replaced with the following:
“The following is a list of assumptions made by Buyer in determining the Purchase Price for the Somni Entities (collectively, the “Somni Assumptions”).”
     5. Assumptions Regarding the Condition of the Eastern Entity. Except as otherwise set forth on Parent/Seller’s Disclosure Schedule attached hereto, the following is a list of assumptions made by Buyer in determining the Purchase Price for the Eastern Entity (together with the Somni Assumptions, the “Assumptions”).
          (a) Authorization. The execution and delivery of the Agreement, the performance by Seller and Parent of their obligations under the Agreement and this Amendment and the consummation by Seller and Parent of the transactions contemplated by the Agreement and this Amendment (i) have been duly authorized by all requisite corporate action on the part of Seller and Parent, and (ii) do not violate any applicable law.

          (b) Authority. The Eastern Entity has all necessary power and authority to own, operate or lease the assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.
          (c) Subsidiaries. There are no corporations, partnerships, joint ventures, associations or other entities in which the Eastern Entity owns, of record or beneficially, any equity interests.
          (d) Capital Interests. Seller owns all of the issued and outstanding capital stock of the Eastern Entity free and clear of all liens and encumbrances (exclusive of any restrictions under applicable federal or state securities laws or under the Eastern Entity’s certificate of incorporation or bylaws) and is transferring all such capital stock to Buyer pursuant to the Agreement.
          (e) Minute Books. The minute book of the Eastern Entity contains accurate records of all meetings and accurately reflects all other actions taken by the holders of capital stock of the Eastern Entity and the board of directors of such the Eastern Entity. A complete and accurate copy of such minute book has been delivered by Seller to Buyer for review.
          (f) Financial Information; Books and Records. Seller (i) has delivered to Buyer true and complete copies of the unaudited consolidated balance sheet of Seller for each of the two fiscal years ended June 30, 2008 and 2009, and the related unaudited statements of income of Seller, accompanied by the reports thereon of Seller’s accountants (collectively referred to herein as the “Financial Statements”) and (ii) has delivered to Buyer true and complete copies of the unaudited balance sheet of the Eastern Entity for the fiscal years ended June 30, 2008 and 2009 and the related statements of income for the period then ending (such unaudited balance sheets and statements of income, collectively the “Eastern Financial Statements”). The Financial Statements and the Eastern Financial Statements (i) were prepared in accordance with the books of account and other financial records of Seller and the Eastern Entity, (ii) are complete and accurate in all material respects, (iii) present fairly the financial condition and results of operations of Seller and the Eastern Entity, as of the dates thereof or for the periods covered thereby, (iv) were prepared in accordance with U.S. GAAP on a basis consistent with the past practices of Seller and the Eastern Entity (with the exception that the Eastern Financial Statements lack certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP) and (v) include all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly in all material respects the financial condition of Seller and the Eastern Entity and the results of the operations of Seller and the Eastern Entity as of the dates thereof or for the periods covered thereby. For purposes of this Amendment, “2009 Balance Sheet” mean the Balance Sheet of the Eastern Entity as of June 30, 2009 included within the Eastern Financial Statements.
          (g) Absence of Undisclosed Liabilities. The Eastern Entity has not incurred any liabilities, other than liabilities (i) as are reflected or reserved against in the Eastern Financial Statements (or the notes thereto), (ii) incurred in the ordinary course of business consistent with past practices since July 1, 2009, or (iii) that would not be required to be disclosed in financial statements if audited statements were prepared in accordance with U.S. GAAP.

          (h) Cash Balances. The cash available in the bank accounts of the Eastern Entity as of September 14, 2009 is substantially the same as reflected in the 2009 Balance Sheet subject to changes for deposits and payments in the ordinary course of business.
          (i) Asset Information. All fixed assets on the 2009 Balance Sheet represent identifiable assets of the Eastern Entity.
          (j) Accounting Policies. Since July 1, 2007, there have been no changes in accounting policy, method or estimates that impacted the recorded revenue of the Eastern Entity in fiscal year 2008 or 2009.
          (k) Accounts Receivable. Accounts receivable reflected in the Eastern Financial Statements and those arising after June 30, 2009: (i) represent actual good and collectable claims for services provided; (ii) were billed in compliance with all applicable laws; (iii) were billed in material compliance with all third party requirements; (iv) are collectable at a rate of at least 75% of the net value thereof; provided, however, that no representations are made by Seller or Parent with respect to the collectibility of the intercompany receivables reflected in the Eastern Financial Statements. As of September 14, 2009, the net value of all the accounts receivable of the Eastern Entity are substantially the same as the amounts reflected in the Eastern Financial Statements, subject to changes in the ordinary course of business. Pursuant to the Asset Purchase Agreement (as such term is defined in Section 5(n)), Rifkin has a security interest in certain of the accounts receivable of the Eastern Entity transferred by Rifkin (as defined below) (or his affiliates), to the Eastern Entity in connection with such Asset Purchase Agreement. It is contemplated that such security interest will be released at closing of the acquisition of the Eastern Stock.
          (l) Compliance with Laws. The Eastern Entity has conducted its business in material compliance with all applicable laws.
          (m) Taxes. Each of the Eastern Entity and Seller has filed all tax returns that it was required to file under applicable laws and will file all income tax returns and pay all income taxes related to the fiscal year ending June 30, 2009 and the stub period ending as of September 14, 2009. All such tax returns were or upon filing will be, correct and complete in all material respects and have been or will be prepared in compliance with all applicable laws. The Eastern Entity has not ever been a party to any tax allocation or sharing agreement.
          (n) Title and Sufficiency of Assets. The Eastern Entity has good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all its assets, free and clear of all liens and encumbrances. The Eastern Entity owns or otherwise has the right to use all the properties, assets and rights used in the conduct of its business as presently conducted.
          (o) Litigation. There are no lawsuits, arbitrations or similar proceedings pending by or against the Eastern Entity nor has Seller or the Eastern Entity sent or received written correspondence threatening such lawsuits, arbitrations or similar proceedings.
          (p) Contracts. Seller has provided Buyer with true, accurate and complete copies (either in hard copy or electronic copy form) of each material contract or agreement

(including all real estate leases) to which the Eastern Entity is a party. The Eastern Entity is not in breach of, or default under, any such contract or agreement.
          (q) Acquisition Documentation. Seller has provided Buyer with true, accurate and correct copies of all correspondence and documentation related to the transactions pursuant to which (i) the Eastern Entity acquired its business and/or (ii) Seller obtained ownership of the Eastern Stock.
          (r) Ordinary Course. Since July 1, 2009, the Eastern Entity has operated only in the ordinary course of business consistent with past practice.
          (s) Effect of Transaction. In connection with the sale and acquisition of the Eastern Stock as contemplated by the Agreement, the Eastern Entity will not suffer a material adverse effect resulting from a change in control provision under any contract or agreement to which it is a party.
          (t) Directed Payments. All payments and all obligations assumed by Buyer pursuant to this Agreement are in consideration of the acquisition of the Somni Stock and the Eastern Stock from Seller. Any payments to Parent by Buyer or obligations of Parent assumed by Buyer pursuant to this Agreement are being paid to Parent or assumed by Buyer, as the case may be, for the benefit of Seller and at Seller’s direction in partial payment of the outstanding principal balance of existing debt obligations of Seller owed to Parent (the “Debt Obligations”). The gross amount of stated interest payable with respect to the Debt Obligations on the date hereof, calculated in accordance with United States Treasury Regulation 1.1441-3(b)(1) is $3,423,730. Parent does not carry on business in the United States through a “permanent establishment” as that term is defined in Article 5 of the Convention Between the Government of the United States of America and the Government of Australia for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income, dated August 6, 1982.
     6. Remedies for Breach. If any of the Assumptions prove to be inaccurate, Buyer shall have a claim for the damages actually incurred by Buyer as a result of the particular Assumptions being inaccurate, solely as follows:
          (a) against Seller and only for a period of eighteen (18) months following September 14, 2009. Furthermore, Seller’s maximum aggregate liability for all such claims shall be $3,000,000; and
          (b) against Parent for a period of one (1) year following September 14, 2009 and solely to the extent of the Graymark Healthcare, Inc. (“Graymark”) common stock delivered to Parent in connection with the closing of the acquisition of the Eastern Stock (the “Graymark Stock”) as described in Section 3(b)(iii) of the Agreement. Notwithstanding the one-year limitation described immediately above, the parties agree that, after such one year period, a claim may be brought for an Assumption being proven to be inaccurate against the Parent for an additional period of six (6) months, but only to the extent of the Graymark Stock that remains subject to a prohibition on transfer as set forth in the Lock-Up and Stock Pledge Agreement, dated as of September 14, 2009, by and among Graymark, Parent, Buyer and Seller. For purposes of illustration, the parties intend that on the first day of the first month following the one-year anniversary of September 14, 2009 that only seventy-five percent (75%) of the Graymark Stock issued to Parent shall be subject to claims under the Agreement, as amended hereby, and that on the first day of the fourth month following the one-year anniversary of September 14, 2009, that only fifty percent (50%) of the Graymark Stock issued to Parent shall be subject to claims under the Agreement, as amended hereby, and that on the first day of the seventh month following the one-year anniversary of September 14, 2009, that no Graymark Stock issued to the Parent shall be subject to claims under the Agreement, as amended hereby.
     The parties further agree that no claim may be brought for any Assumption being proven to be inaccurate, regardless of the amount of the claim, against any of Parent’s officers or directors, or the administrators of Parent, or liquidators appointed to Parent, or any of the officers or directors of Seller. The remedies described in this Section 6 shall be the sole and exclusive remedy with respect to any and all claims of any Assumptions being proven to be inaccurate. To the extent this Section 6 is inconsistent with the provisions of Section 6(b) of the Agreement, the provisions of this Section 6 shall prevail.
     Notwithstanding anything in the Agreement, this Amendment, or the Lock-Up and Stock Pledge Agreement, dated as of the date hereof, by and between Graymark, SDC, Parent and Seller (the “Lock-Up Agreement”) to the contrary, no claim for damages by Buyer may be satisfied by offset against the Graymark Stock unless (i) Parent consents to the settlement of such claim or (ii) a binding decision is made by an arbitrator with regard to such claim (in accordance with Section 10 of the Agreement) where the Parent was a named party to the arbitration.
     The parties acknowledge and agree that the Assumptions are being used to allocate various risks between Buyer, on the one hand, and Seller and Parent, on the other hand, and whilst there may be inaccuracies in the Assumptions it is understood that no inference of intent, fraud, misrepresentation or the like on the part of Seller and Parent should be drawn from the existence of any such inaccuracies.
     7. Section 10 of Agreement. Section 10 of the Agreement is hereby amended and restated in its entirety as follows:
     “10. Arbitration. In the event of any dispute or any action or proceeding arising under or in connection with this Agreement, the parties shall resolve such dispute only by arbitration with a single arbitrator, conducted in Oklahoma City, Oklahoma, by the American Arbitration Association pursuant to its Commercial Arbitration Rules. Notwithstanding the choice of law provisions set forth in Section 9, the Federal Arbitration Act shall govern all proceedings brought hereunder.”
     8. Delivery of Stock Certificates. As soon as practical after the date hereof, Buyer shall cause a certificate representing the Graymark Stock to be issued by Graymark in the name of Parent and delivered to Buyer to be held pursuant to the terms of the Lock-Up Agreement. Upon receipt of the certificate, Buyer shall provide a copy to Parent.

     9. Ratification. Except as amended by this Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.
     10. Counterparts. This Amendment may be signed executed in any number of counterparts. A counterpart may be a facsimile or an electronic copy. Together all counterparts make up one document.
     11. Withholding Cooperation. With respect to the Withholding Amount identified in the Closing Statement dated on or about the date hereof and executed in connection with the closing of the sale and acquisition of the Eastern Stock (the “Withholding Amount”), Buyer agrees (i) to promptly remit to the U.S. Internal Revenue Service (the “IRS”) the Withholding Amount; (ii) to, promptly after such remittance, verify to Parent in writing such remittance and, all to the extent available to Buyer under the electronic filing procedures prescribed by the IRS, provide to Parent copies of the final return(s) accompanying such remittance, as well as evidence of the remittance itself; (iii) to, thereafter, take, at the request of Parent, all other actions, execute all documents and provide all information as reasonably requested or necessary to assist Parent with obtaining a refund of the Withholding Amount from the IRS; (iv) other than the withholding and remittance of the Withholding Amount pursuant to United States Treasury Regulation 1.1441-3(b)(1), not to take any position or action inconsistent with the intent and understanding of Parent and Seller that all payments paid to Parent or obligations assumed by Buyer, as the case may be, pursuant to the Agreement, as amended, were in partial payment of the outstanding principal balance (and not interest payments) on the Debt Obligations; and (v) that Parent shall be entitled to any refunded amount of the Withholding Amount, that any refunded amount shall not be deemed an adjustment to the purchase price for the Somni Stock or the Eastern Stock, and that neither Buyer nor Graymark shall have any right to any portion thereof. The parties agree that all actions taken pursuant to subparagraphs (i) and (ii) above shall be at the sole cost and expense of Buyer, and all actions taken at the request of Parent pursuant to subparagraph (iii) above shall be at the sole cost and expense of Parent.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties have duly executed this Amendment, all as of the date first written above.

SELLER:	AVASTRAUSA, INC.
	By	/S/ MILTON ERMAN
		Name:	Milton Erman
		Title:	President

PARENT	AVASTRA SLEEP CENTRES LIMITED
	By	/S/ JOHN SHEAHAN
		Name:	John Sheahan
		Title:	Administrator

BUYER:	SDC HOLDINGS, LLC
	By	/S/ STANTON NELSON
		Name:	Stanton Nelson
		Title:	CEO